Exhibit 99.1

GlycoGenesys, Inc. Announces Chapter 11 Filing, Reduction in Work Force and Senior Management Changes

Company Significantly Reduces Expenses To Pursue Strategic Alternatives While Maintaining Multiple Myeloma Clinical Trial

BOSTON - February 3, 2006 - GlycoGenesys, Inc. (NASDAQ:GLGS), a biotechnology company, today announced that it and its subsidiaries have filed voluntary petitions to restructure under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court for the District of Massachusetts. In addition, the Company laid off over half of its work force and effected senior management changes to allow it time to pursue strategic alternatives including a sale of the Company. As a part of this effort, the Board of Directors appointed John W. Burns, the Company’s Senior Vice President and Chief Financial Officer, to the additional positions of Interim Chairman of the Board of Directors and Treasurer and Frederick E. Pierce, II, the Company’s VP Business Development, to the additional positions of Interim Chief Executive Officer and President.

Bradley J Carver has stepped down as the Chief Executive Officer, a position he held since June 2000. Mr. Carver will continue to provide services to the Company as a consultant and remain a member of the Board of Directors.

Dr. Burns and Mr. Pierce, together with other retained employees, will utilize their extensive backgrounds in healthcare and finance to pursue strategic alternatives for the Company while in Chapter 11. Through work force reductions the Company has recognized an immediate reduction of over 40% of its payroll beginning February 1, 2006.

“We are concentrating the Company’s efforts on significantly reducing and containing monthly expenses in Chapter 11, maintaining our multiple myeloma clinical trial, and securing a strategic alliance or other alternative to enable the Company to emerge stronger from Chapter 11,” said Mr. Pierce.

Dr. Burns has been the Company's Chief Financial Officer since January 2000, a Senior Vice President since March 2001 and a Director since June 2002. Prior thereto, Dr. Burns was the CFO/Senior Vice President, Finance & Business Operations for South Shore Hospital, a regional healthcare services provider based in South Weymouth, MA, from February 1993 to February 1999. From January 1989 to December 1992, Dr. Burns was the Vice President/Treasurer and a subsidiary CFO/Vice President, Finance for Eastern Enterprises, a NYSE company. Dr. Burns has also held corporate finance and treasury positions with Allied-Signal, Citicorp Investment Bank and International Paper. He began his career with Ciba Giegy (now Novartis) as a biostatistician. Dr. Burns holds a Master of Business Administration in Finance from New York University and holds a Doctor of Philosophy in Mathematics from Stevens Institute of Technology.

Mr. Pierce has been Vice President of Business Development for the Company since August 2002 and Vice President of Finance and Investor Relations since June 1998. Prior to joining GlycoGenesys, Mr. Pierce was at Lehman Brothers, where he was the New England private client services liaison to healthcare investment banking. In addition, Mr. Pierce had over seven additional years experience at Kidder Peabody and Merrill Lynch. Mr. Pierce received a B.S. in chemistry from Hampshire College.

About GlycoGenesys, Inc.
GlycoGenesys, Inc. is a biotechnology company focused on carbohydrate drug development. The Company's drug candidate GCS-100, a unique compound to treat cancer, has been evaluated in previous clinical trials at low dose levels in patients with colorectal, pancreatic and other solid tumors with stable disease and partial response documented. The Company currently is completing a Phase I dose escalation trial to evaluate higher dose levels of GCS-100LE, a low ethanol formulation of GCS-100, at Sharp Memorial Hospital, Clinical Oncology Research in San Diego, California and the Arizona Cancer Center in both Tucson and Scottsdale, Arizona. In addition, GCS-100LE is being evaluated in a Phase I/II trial for multiple myeloma at the Dana-Farber Cancer Institute in Boston, Massachusetts, Roswell Park Cancer Institute in Buffalo, New York and Emory's Winship Cancer Institute, Atlanta, Georgia. Further information is available on GlycoGenesys' web site: www.glycogenesys.com.

Safe Harbor Statement
Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks that the Company’s securities will lose all value in a Chapter 11 bankruptcy, risks relating to raising sufficient capital to fund the Company's operations, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: GlycoGenesys Inc.
617-422-0674
Rick Pierce, Interim Chief Executive Officer
or
John W. Burns, Sr. VP., and Chief Financial Officer